                                                                    Exhibit 10.3


                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of the 18th day of May, 2001, and shall become effective on the Effective Date (as defined below), by and between FUMUME, LLC, a Delaware Limited Liability Company and FUMUME II, LLC, a Delaware Limited Liability Company and FUMUME III, LLC, a Delaware Limited Liability Company (collectively the "Client") and FAMOUS DAVE'S RIBS-U, INC., a Minnesota corporation ("Famous").

                                   BACKGROUND

         WHEREAS, FUMUME II, LLC expects to acquire from Famous the restaurant and bar located in Chicago, Illinois ("Chicago Club") which is leased from D & H Building Corporation pursuant to a lease dated September 16, 1997 and the First Amendment to Lease dated November 6, 1997 and the Second Amendment to Lease dated November 10, 1998 ("Chicago Lease") and FUMUME III, LLC expects to build and develop a restaurant and bar located in Memphis, Tennessee ("Memphis Club") pursuant to a lease with Peabody Place, L.P. dated September 18, 1998 ("Memphis Lease") (the Chicago Lease and the Memphis Lease are individually referred to herein as a "Lease" and collectively referred to herein as the "Leases") (such Chicago Club and Memphis Club are individually referred to herein as "Club" and collectively referred to herein as the "Clubs");

         WHEREAS, Client has entered into a certain Franchise Agreement with HCK Licensing, LLC for certain franchise rights in relation to the Clubs (the "Franchise Agreement");

         WHEREAS, Famous is the holder of the liquor license which permits the sale of liquor for consumption on the premises demised under the Chicago Lease;

         WHEREAS, Famous and FUMUME II, LLC intend to transfer the liquor license to FUMUME II, LLC upon proper Regulatory Approval (as defined below);

         WHEREAS, Client wishes to obtain the benefits of Famous' expertise in managing restaurant operations by contracting with Famous to manage the Clubs, subject to the terms and provisions of this Agreement; and Famous, for a fee and pursuant to the terms and provisions of this Agreement, agrees to manage the Clubs on behalf of Client; and

         NOW, THEREFORE, in consideration of the facts recited above, which are an integral part of this Agreement, and the mutual promises set forth below, the parties agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         For purposes of this Agreement, each of the following underlined terms shall have the meaning set forth below in this Article 1:

         1.1 Accounting Month. Famous' accounting calendar shall consist of thirteen (13) periods of 4 weeks, each of which shall be an "Accounting Month" under this Agreement.

         1.2 Annual Period. Each period containing thirteen (13) Accounting Months, ending on May 31, that begins while this Agreement is in effect; or such other time period as may be mutually agreed upon by the parties. In addition, the period of less than twelve months beginning on the Effective Date and ending on the day before the first such Annual Period commences shall be deemed an Annual Period. Finally, any period of less than twelve months beginning while this Agreement is in effect and ending on the effective date of termination of Famous' Service obligations under this Agreement shall be deemed an Annual Period.

         1.3 Club. Each Club (sometimes hereinafter collectively referred to as the "Clubs") described in the "Background" section at the beginning of this Agreement.

         1.4 Deficit. The excess (if any) of the total of Operating Expenses and Management Fee over Net Sales for a designated period of time.

         1.5 Discounts. The sum of (a) all Staff Discounts, and (b) other promotional or Entertainment discounts. "Staff Discount" means the discount that shall be available to Famous and Client's employees and volunteers of the Club who are authorized by Client to purchase food or beverages at a discount in the Club.

         1.6 Effective Date. The date of the Closing of the Operating Agreement of the Client.

         1.7 Entertainer. Musical talent that provides Entertainment as described in Section 3.4.

         1.8 Entertainment. Any Entertainment described in Section 3.4. Entertainment is not part of the Service.

         1.9 Events Director. Shall be that person designated by Client to coordinate Entertainment and cooking show events with Famous.

         1.10 Famous Charge. Any fee or reimbursement due to or established by Famous for goods or services provided by Famous for the benefit of the Service or Entertainment, excluding the Management Fee.

         1.11 Final Budget. The Final Budget described in Section 7.5.

         1.12 Service. The preparation, service and sale of food, alcoholic beverages, other beverages, goods, and retail merchandise and other items in the Clubs, including such activities in connection with the following operations:

                  A. the Club; and

                  B. any such activities (other than Entertainment) conducted at such other locations as Famous and Client may agree; and

                  C. Retail stores and facilities for cooking shows within the Clubs and upon the Memphis Lease and Chicago Lease premises.

         1.13 Gross Sales. The sum of the following for a specified period of time, before any reductions for Discounts, as recorded on the accrual basis, according to generally accepted accounting principles, applied consistently with prior periods: (a) all gross revenues received from sales of food, tickets, alcoholic beverages, other beverages, goods, merchandise and services in the Service operation.

         1.14 Management Fee. The Management Fee described in Section 7.6.

         1.15 Net Sales. The amount of Gross Sales for a specified period of time, less the sum of the following items incurred for the same period: (a) any refunds or rebates payable to customers (other than Discounts); provided, however, that such items shall be deducted from Gross Sales only to the extent they were included in Gross Sales.

         1.16 Operating Account. The Operating Account described in Section 7.1.

         1.17 Operating Expenses. All costs, Famous Charges and expenses reasonably incurred and recorded on the accrual basis, according to generally accepted accounting principles (applied consistently with prior periods), in connection with and for the benefit of management and operation of the Clubs, the Service and Entertainment including, but not limited to, the following:

                  A. The cost of goods sold, including amounts invoiced to Famous by third parties for goods purchased for the Service and Entertainment, including food, alcoholic beverages, other beverages, merchandise, and supplies, less the cost of any such items remaining in inventory at the end of the relevant period, plus the cost of all such items drawn from such inventory on hand at the beginning of the period.

         However, in addition to goods procured specifically for the Service, Famous may purchase for its own inventory such goods in bulk, or through a buyer's cooperative of which Famous is a member, or by a similar method ("Inventory Goods"); and may thereafter hold such Inventory Goods until they are provided to the Service (at Famous' invoice cost) or to other parties. Famous is authorized to make purchases for the Service from Famous' Inventory Goods; provided, however, that the Inventory Goods billed to Client by Famous shall be at prices that do not exceed Famous' invoice cost (without regard to any such rebates, etc.) and shall be competitive, on an aggregate basis, with prices at which such goods and services can be purchased from other suppliers in the geographic area of the Service operations.

                  B. Labor costs, including but not limited to salaries, bonuses, wages, taxes and benefits of Client employees on a full-time, part-time or on-call basis, any relocation expenses, training costs and any other labor costs. Such employee benefits shall be determined from time to time by Client. Operating Expenses does not include compensation for Famous or Client executives or contractors in relation to the duties of Famous hereunder, unless approved by the Client.

                  C. Other costs, Famous Charges and expenses including, but not limited to: (1) items purchased for the Service; (2) Famous Charges for general liability insurance and any other insurance attributable to the Clubs based on Famous' actual cost of such insurance pursuant to the terms and conditions in this Agreement; (3) sales, use and other taxes; (4) costs of licenses, permits and certifications; (5) information systems, software and software maintenance; (6) fees charged to Famous for credit or debit card sales;
(7) bank service fees (net of any interest income) and armored car services for depositing receipts from the Service operations; (8) costs of uniforms and name tags; (9) costs of linen, flowers and decorations; (9) Smallwares, minor equipment and repair and maintenance of Client-owned or leased equipment, furnishings and fixtures; (10) other services and goods, to the extent such services or goods are reasonably necessary for the operation of the Clubs, or included in the Final Budget; (11) costs of marketing and promotional materials;
(12) any rent or other expenses of the Clubs; and (13) any other costs that are specified in the Final Budget or otherwise intended to be included in Operating Expense by a provision of this Agreement.

                  D. The amount of any Discounts provided in the Club shall be treated as an Operating Expense.

         1.18 Regulatory Approval. Means the transfer of the liquor license for the premise on the Chicago Lease from Famous to Client upon proper city, state and county approval.

         1.19 Smallwares. China, other dishware, glassware, flatware, utensils and similar items.

         1.20 Surplus. The excess (if any) of Net Sales over the total of Operating Expenses and the Management Fee for a designated period of time.

         1.21 Term. The Term described in Section 4.1.


                                    ARTICLE 2
                                 GENERAL PURPOSE

         2.1 Purpose of Agreement. This Agreement sets forth the terms and conditions upon which Client retains Famous to manage and operate the Clubs for customers, visitors and guests; to arrange and subcontract for Entertainment at the Clubs; and to manage the retail sales operations and cooking shows and services.

         2.2 Independent Contractor. Famous shall be an independent contractor and shall retain control over its employees, agents and any subcontractors. Under no circumstances shall Famous or Client, or any person employed by either of them, be deemed to be an employee of the other or jointly employed by Famous and Client. Nothing in this Agreement shall be deemed to create a partnership, agency, joint venture or landlord-tenant relationship with respect to the Service, Entertainment or otherwise. In that respect, the Service shall be deemed a proprietary operation of Famous, subject to the terms and conditions of this Agreement.

         2.3 Management and Responsibility. The parties agree that Famous will manage and operate the Clubs as set forth herein. Famous shall manage and be responsible for all obligations under the Memphis and Chicago Clubs liquor licenses, except as set forth in this Agreement. Further Famous shall operate the Clubs in accordance with the Franchise Agreement, and for no other purpose.

                                    ARTICLE 3
                       SERVICES, AUTHORITY AND EXCLUSIVITY

         3.1 Appointment. Client appoints Famous to manage the Clubs on behalf and at the expense of Client and to provide the services required under this Agreement starting on the Effective Date. Famous accepts such appointment and undertakes to perform such services during the Term of this Agreement on the terms and conditions set forth herein.

         3.2 Service and Locations. Famous shall provide Service and manage Entertainment at the Clubs starting on the Effective Date.

         3.3 Famous Authority and Limits. Except as expressly limited by other provisions in this Agreement, Famous shall have full discretion and control over all matters relating to its operation of the Service and Entertainment, including the power and authority to do such things as are in the reasonable opinion of Famous necessary or desirable in connection with the Service or the performance of its other duties under this Agreement.

         3.4 Entertainment. During the term of this Agreement and subject to
Section 3.5, Client shall arrange and subcontract for "Entertainment," which shall mean musical events at the Clubs by a musician selected by Client. All Entertainment at the Club shall be provided independently and apart from Famous' Service obligations hereunder. No fee or commission, other than the Management Fee, shall be payable to Famous for its services with respect to Entertainment arranged by Famous.

         3.5 Exclusive Rights. Client grants Famous the exclusive right to perform (a) the Service operations; and (b) any alcoholic beverage service related to the Service or Entertainment at the Club. Famous' exclusive right does not include the right to provide or arrange for Entertainment services in or from the Club, although an entertainment manager selected by Famous and agreed to by Client may bid on such services in connection with each Club event requiring Entertainment services. Famous acknowledges that any such bidding process may not be based on competitive prices, but may be based on other considerations benefiting Client.

         3.6 Event Coordination. Famous will, in coordination with the Events Director and pursuant to an event order completed in writing, completely set-up any spaces booked for an event at the Club with tables, chairs, risers, podiums, other audio visual equipment and any power service required beyond normal capacities.

         3.7 Consulting Services. Famous also agrees to provide the following consulting services and management advice to Client in connection with the operation of the Club, in the same manner as is customary and usual in the operation of comparable facilities, and to consult with Client and keep Client advised as to all major policy matters affecting the Club, including, but not limited to, advice and consultation relating to the following:

                  A. Licensure of the Club with the proper regulatory and other governmental agencies, including the filing of any required local, state and federal reports;

                  B. Purchase and maintenance, on Client's behalf, of hazard, liability and other necessary insurance coverage for the Club;

                  C. Development of an ongoing advertising and promotion program;

                  D. Establishment of internal controls, inventory controls, and all other financial controls relating to the operations of the Club;

                  E. Management information systems, including hardware and software support, as well as recommendations and evaluations of systems and procedures; and

         3.8 Famous shall perform the following accounting and bookkeeping services in connection with the operation of the Club:

                  A. Receipt of all funds received from the operation of the Club and supervision of the disbursement of such funds for the Operating Expenses of the Club;

                  B. Maintenance of the books of account, including all journals and ledgers, check registers and payroll records;

                  C. Processing of vendors' invoices and other accounts payable and accrued expenses;

                  D. Preparation of monthly bank reconciliations;

                  E. Preparation of monthly operating statements in accordance with generally accepted accounting principles and delivery of same to Client; and

                  F. Performance of cash management and cash investment functions.

         3.9 Liquor License Transfer. Famous shall use reasonable efforts to transfer the Chicago Club liquor license to Client, and Famous shall pay all costs and fees associated with such transfer.

         3.10 The duties of Famous shall include, without limitation, the following:

         A. Rendering and performing all necessary services in connection with the operation of the food and beverage components of the Club at an acceptable standard, rendering and performing all necessary services in connection with the operational aspect of the Entertainment and other components of the Club at a standard at least equivalent to the standard of quality and performance of live entertainment facilities in the Memphis and Chicago trade areas which are within the 25% most profitable such facilities (the "Comparison Standard");

         B. Collecting of all revenues for the account of Client; and complying with all requirements which may be imposed by Client with regard to the management of cash (or its equivalent) and credit card receipts (including, without limitation, such procedures of the deposit and use of funds generated on account of the Club, and the preparation and delivery of reports to Client);

         C. Making of necessary repairs, replacement of worn-out, defective or obsolete furniture, fixtures and equipment and generally maintaining the Clubs in good order and repair equivalent to the Comparison Standard, all of which shall be made at no cost to Famous, and shall be an Operating Expense, provided that prior to the incurring of any costs for repairs, replacements or maintenance costs in excess of the approved budget, or for any single item not specified in the approved budget if such item is over $5,000.00, Famous shall obtain Client's prior written approval, such approval not to be unreasonably withheld or delayed;

         D. Hiring, training and supervising (and discharging when required) of all necessary Club personnel, which personnel shall be employees of Client, (including, but not limited to, managers, waiters, waitresses, busboys/girls, bartenders, chefs, cashiers, dishwashers, maitre d's, kitchen staff, sales and security personnel), upon terms and conditions, and at staffing levels and at compensation rates reasonably comparable to those then prevailing at the Club and other comparable restaurants and entertainment facilities in the Memphis and Chicago trade areas. Famous shall have no responsibility for the salaries, wages, bonuses and other direct compensation of all Club personnel, for employer's contribution pursuant to social security and unemployment compensation laws, if any, and for the cost of all other benefits to which the Club personnel may be entitled, including, without limitation, premium for accident, disability, medical and health insurance, if any, and contributions to pension, profit sharing and deferred compensation plans, if any;

         E. Purchasing and maintaining adequate stock of goods, beverage and merchandise inventories and supplies for consumption and sales at the Club and effecting all settlements therefor as agent for Client on terms no less favorable than the then average terms for other restaurants in the Memphis and Chicago trade areas;

         F. Upon request of Famous, Client shall assist Famous in obtaining any permits and licenses which Famous is required to obtain pursuant hereto, at Client's sole cost and expense. Upon expiration or earlier termination of this Agreement, Client shall be deemed to be the sole owner of any such permits and licenses and Famous shall take all commercially reasonable steps necessary to transfer its interest in any such permits and licenses to Client at Client's expense.

                                    ARTICLE 4
                              TERM AND TERMINATION

         4.1 Term and Termination. The term of this Agreement shall commence and end as follows:

                  A. The Term. "Term" of this Agreement shall commence as of the Effective Date, and continue until terminated pursuant to this Article 4 or
Section 6 of the FUMUME, LLC Operating Agreement dated May 18, 200l.

                  B. Famous Termination. Famous may immediately terminate this Agreement in the event of any of the following (i) the date on which both of the Clubs are sold;

or (ii) the dissolution, termination of existence, or Client's insolvency, business failure, or failure to pay debts as they mature; or (iii) the appointment of a receiver or assignment for the benefit of creditors of any substantial part of Client's property, or the commencement of any proceedings under any bankruptcy, insolvency, reorganization, or arrangement laws by or against Client, or (iv) a merger or sale of all or substantially all of Client's assets; or (v) Famous no longer holds any membership interest in the Client.

                  C. Termination for Cause. If either party breaches a material provision hereof ("Cause"), the non-breaching party may elect to give the other party written notice of such Cause. If the Cause is remedied within ten (10) days, in the case of failure to make payment when due, or thirty (30) days in the case of any other Cause, the notice shall be null and void. If such Cause is not remedied within the specified period, the party giving notice shall have the right to terminate this Agreement, as of the end of such remedy period or any date within the next thirty (30) days, by giving the breaching party a written notice of termination (containing effective date of termination) promptly upon expiration of such remedy period.

                  D. Termination of Leases or Franchise Agreement. The obligation and right of Famous to provide all the services hereunder for the Memphis Club shall terminate upon termination of the Memphis Lease. The obligation and right of Famous to provide all the services hereunder for the Chicago Club shall terminate upon termination of the Chicago Lease. Notwithstanding the foregoing, this Agreement shall terminate upon the earlier of 1) termination of the Chicago Lease and the Memphis Lease, or 2) termination of the Franchise Agreement.

         4.2 Effect of Termination. Upon termination of this Agreement, all outstanding amounts due either party under this Agreement shall immediately become due and payable; and the rights of either party that have accrued prior to the effective date of such termination shall survive such termination.

         Upon termination of this Agreement, or in any other case in which a party has a claim against the other, the parties shall have only the remedies expressly provided in the Franchise Agreement, this Section 4.2 and Article 9 hereof.

                                    ARTICLE 5
                                    EMPLOYEES

         5.1 Famous Employees. All employees of the Clubs shall be employees of the Client. Famous shall recruit, hire, train, supervise, direct and, if necessary, discipline, transfer and discharge management and non-management employees working in the Clubs. However, all such personnel shall at all times and for all purposes be solely in the employment of Client.

         5.2 Payroll Taxes and Costs. Famous shall prepare and process the payroll for Client's employees, shall withhold and timely pay all applicable federal and state employment taxes and payroll insurance with respect to such employees, including any income, social security and unemployment taxes, shall timely prepare and file all returns required to be tiled with respect to such taxes, and shall also timely pay all workers' compensation costs relating to its employees. All such payroll taxes, payroll insurance, and workers' compensation costs relating to Client employees working in each Club shall be included in Operating Expenses for that Club.

                                    ARTICLE 6
               FACILITIES, EQUIPMENT, MAINTENANCE AND INVENTORIES

         6.1 Club and Equipment. Client shall furnish, at its expense, the Club spaces, fixtures and equipment reasonably necessary to operate the Service and Entertainment, including but not limited to kitchen equipment, suitably furnished office space, and equipment for Entertainment.

         6.2 Condition Of Club and Equipment.

                  A. General. The Club spaces, fixtures and equipment provided by Client for use in the Service and Entertainment shall be in good condition and maintained by Famous to ensure compliance with applicable laws concerning building conditions, sanitation, safety and health (including, without limitation, OSHA regulations), except as otherwise expressly provided herein. Any modifications or alterations to the Club spaces or fixtures (whether structural or non-structural) that are necessary to comply with any law or governmental regulation shall be the responsibility of Famous, but shall be at the Client's expense. This provision shall survive the termination of this Agreement.

                  B. Club Equipment. Famous will be responsible for the installation, maintenance, repair and replacement and of any and all Client-furnished equipment (including Client's permanently installed fixtures and equipment used in Club operations) to be used by Famous to provide its management of the Clubs, at Client's expense.

         6.3 Client's Other Obligations. Except as otherwise provided herein, Client, at its expense, shall provide the following items needed for Famous to manage the Clubs: (a) electricity, gas, water and other utilities; provided, however that Famous shall cause its employees, agents, vendors and subcontractors to responsibly manage and conserve the consumption of such utilities; (b) ventilation, security and telephone service and (c) payment of any real and personal property taxes or any other fees for licenses or permits on Client's property. Client shall also provide, to the extent approved in advance by Client in writing, any new equipment requested by Famous for operation of the Service hereunder, including any necessary replacement of unserviceable equipment owned or leased by Client.

         6.4 Food, Beverage, Goods, Merchandise and Supply Inventories. Client shall provide for the Service an initial inventory of food, beverages, alcoholic beverages, and merchandise upon the transition of the Clubs on the date set forth in Section 3.2. This initial inventory shall be purchased by Client from Famous pursuant to a Bill of Sale substantially in the form of Exhibit A hereto. Thereafter, on Client's behalf, Famous shall purchase additional food, alcoholic beverages, other beverages, goods, merchandise and supplies for the Service' and the Famous Charges for such purchases shall be charged as Operating Expense. All such inventories shall belong to Client until sold to customers or otherwise used in the Service pursuant to this Agreement.

                                    ARTICLE 7
                             FINANCIAL ARRANGEMENTS

         7.1 Bank Accounts. Famous shall open and maintain in such banks, at Client's expense, at least one account for each of the Clubs (herein collectively called the "Operating Account"), in the name of Client, and shall deposit in such account all sums collected or otherwise received by Famous for or on behalf of the Client and make all payments as set forth in this Agreement so long as sufficient funds remain in the Operating Account at all times to operate the Clubs and make payments in accordance with the Final Budget and this Agreement. Famous is authorized to draw on such account for payment, on behalf and in the name of the Client and when required in connection with the operation or maintenance of the Clubs or otherwise in accordance with this Agreement.

         7.2 Insufficient Income. If at any time, the cash in the Operating Account shall not be sufficient to pay the bills and charges which may be incurred with respect to the Clubs, Famous shall not be obligated to pay said expenses and charges from its own account. Famous shall notify Client upon awareness of a cash shortage or pending cash shortage and Client shall determine payment priority, except that any Management Fee due shall have priority over any other bills or charges. After Famous has paid, to the extent of available cash, all Management Fees, bills and charges based upon the priorities established by Client, Famous shall submit to Client a statement of all remaining unpaid bills. Client shall thereafter and without undue delay provide sufficient monies to pay any unpaid expenses properly payable by Client.

         7.3 Petty Cash & Deposit. Client will provide petty cash and change funds required to operate the Clubs hereunder. Client agrees to deposit in the Operating Account a dollar amount as may be mutually agreed from time to time between the parties, not to exceed $10,000 per Club. Famous agrees to promptly refund a portion of this deposit to Client to the extent that, at the beginning of any quarter of the Annual Period, such deposit exceeds the reasonably estimated working capital amount sufficient to fund Operating Expenses for the next three months, less an amount equal to 90% of reasonably projected Service receipts for those same months (based on historic experience for the same three-month period). To the extent that any such calculation exceeds the existing deposit made by Client, Client shall add the excess to the deposit.

         7.4 Management of Service Operations. Famous shall manage the Service as an independent contractor, subject to its obligations to Client under this Agreement. Famous shall collect and account for Gross Sales and Net Sales and shall pay Operating Expenses of the Service as required by law, applicable contracts and this Agreement. Any resulting Surplus or Deficit shall be payable as described in Section 7.8.

         7.5 Budgeting.

                  A. Annual Budget Proposal. Not less than sixty (60) days before the beginning of each Annual Period (except the first), Famous shall deliver to Client a proposed Service annual budget for the next Annual Period, including the projected Gross Sales, Net Sales, Operating Expenses, Management Fee, Surplus (if any) or Deficit (if any), and the beginning and ending balances of the inventory and working capital deposit held by Famous for the Service. Such budget shall relate to the day-to-day operations of the Service, as well as any projected needs for repairs, redecorating, fixtures, equipment, Smallwares, maintenance, marketing, advertising and other promotional plans. Famous shall exercise reasonable care in the preparation of the budget, but cannot and does not guarantee that the actual Operating Expenses for any Annual Period will not exceed estimates contained in the Final Budget approved by Client, subject to the effect of any such excess on the Management Fee.

                  B. Client Consideration of Budget. Within thirty (30) days following Client's receipt of Famous' proposed budget for an Annual Period, Client shall notify Famous of its approval or disapproval of the budget. Approval or disapproval of the proposed budget shall be in the absolute discretion of Client. However, in the event of disapproval, Client shall notify Famous in writing of those aspects of the proposed budget that Client disapproves; and the reasons for disapproval. Thereafter, Client and Famous shall negotiate in good faith to resolve any disputes concerning the proposed budget, with the mutual intention that both parties will use their best efforts to agree in good faith upon a Final Budget that is reasonably acceptable to both parties, giving consideration to the then-current and projected level of Service operations and Club activity, prior Final Budgets and assumptions within them with respect to growth (including but not necessarily limited to actions that Famous may have taken based on prior Final Budgets or with prior Client approval, in terms of adding staff, equipment, or other capacity to the Service), and the age and condition of Club fixtures, equipment and Smallwares. If, after a reasonable period of such negotiations, the parties reach an impasse with respect to a proposed budget (and an impasse may be declared by either party), Client shall present a proposed budget to Famous. If Famous does not promptly agree to the budget proposed by Client, either Famous or Client may elect either not to renew, or to affirmatively terminate, this Agreement pursuant to Section 4.1B. If the parties renew this Agreement and do not terminate it for the Annual Period that is the subject of the last budget proposed by Client, Famous shall be deemed to have accepted that Client-prepared budget.

         If Client and Famous are in good faith diligently pursuing negotiations toward resolution of any budget dispute, and during that process a new Annual Period begins without a Final Budget, Client and Famous agree that Famous shall continue to use its best efforts to manage and operate the Service in accordance with the Final Budget that was in effect for the prior Annual Period.

                  C. Final Budget. Once the budget for an Annual Period has been approved by Client, whether as proposed by Famous, as negotiated by the parties, or as prepared by Client after an impasse, all as provided above, the final such budget shall become the "Final Budget" for that Annual Period. Famous shall use its best efforts to manage and operate the Service in accordance with the Annual Budget, subject to the provisions of the following paragraph.

                  D. Extra Budgetary Authority. Notwithstanding the limitations set forth in the preceding paragraph, Famous may expend, if it reasonably determines the same to be required, without specific prior approval of Client, Operating Expenses in excess of any Final Budget category(ies); provided, however, that any such excess expenditures in any Annual Period shall not in the aggregate exceed ten percent (10%) of the total of all expense categories set forth in the Final Budget. However, Famous shall inform Client of any such excess expenditures by no later than the due date for the monthly report for the month in which such excess begins to be spent. In addition, Famous shall have the authority to respond to any emergency, even if to do so means exceeding relevant Operating Expense categories in the Final Budget.

         7.6 Management Fee. Client shall pay Famous a "Management Fee" in the amount of three (3) percent of Gross Sales per year. The Management Fee shall be computed at the end of each Accounting Month and paid to Famous within ten (10) days after the end of such Accounting Month Monthly Reports are provided to Client. The Management Fee shall not be treated as an Operating Expense.

         7.7 Periodic Reporting. For each of the Memphis Club and Chicago Club Famous shall provide the following:

                  A. Monthly Reports. No later than thirty (30) days after the end of each Accounting Month, Famous shall submit to Client a balance sheet and profit and loss statement showing the results of operation of the Service for the preceding Accounting Month and year to date, including the actual Gross Sales, Net Sales, Operating Expense (in categories as set forth in Section 1.16), Management Fee, Surplus (if any) or Deficit (if any), and the beginning and ending balances of the inventory and working capital deposit held by Famous for the Service.

                  B. Annual Reports. Within ninety (90) days after each Annual Period, Famous will provide a balance sheet and related statement of profit and loss (including all supporting schedules of revenues and expenses) for the year-end, including year-end and quarterly adjustments.

         7.8 Billing & Payments. For each of the Memphis Club and Chicago Club Famous shall provide the following:

                  A. Monthly Billing and Payments. No later than thirty (30) days after the end of each Accounting Month, Famous shall submit to Client an invoice for: (1) any estimated Deficit incurred for that Accounting Month, and
(2) any other amounts remaining due for that Accounting Month under this Agreement. Client shall pay the invoiced amount within thirty (30) days after the invoice date.

                  No later than thirty (30) days after the end of each Accounting Month, Famous shall pay Client (1) any estimated Surplus for that Accounting Month, and (2) and any other amounts remaining due under this Agreement.

                  B. Annual Reconciliation, Billing and Payment. Within ninety
(90) days after each Annual Period, Famous will provide a final year-end accounting, which shall include any year-end and quarterly adjustments. To the extent that the Deficit or Surplus for the Annual Period is different from the net sum of the Deficit and Surplus amounts payable on a monthly basis for the Annual Period under Section 7.8A, that difference shall be payable under the terms and conditions of Section 7.8A as if it were a monthly Surplus or Deficit, except that the payment will be due within eighty (80) days after the Annual Period.

                  C. Entertainment. Client agrees that all Entertainment events shall be administered in accordance with Client's policies, or other policies set forth in the Franchise Agreement, for payment and collection. If Client requests that Famous deviate therefrom, Client shall be liable to Famous for any outstanding receivables related thereto. Client shall pay any such outstanding amounts within thirty (30) days of receipt of an invoice therefor.

                  D. Delinquent Payments. Any party that does not pay an amount when it is due under this Section 7.8 shall pay interest on any such unpaid amount at the rate of one and one-half percent (1.5%) for each month from the due date until paid.

                  At any time when Client or Famous is over thirty (30) days past due on any payment obligation to the other, the party entitled to the delayed payment, in addition to any other rights or remedies under this Agreement, shall also have the right to offset, from any amount due the other, all or any portion of such outstanding payment obligation.

                  Upon termination of this Agreement, all outstanding amounts due either party shall immediately become due and payable.

         7.9 Statements and Records. Famous shall use such cash registers, sales slips, invoicing machines and other automatic counting equipment and software as reasonably necessary to properly and accurately record all Gross Sales, Net Sales, Operating Expenses, inventories and Client's working capital deposit of the Service. To the extent reasonably necessary for recording Service operations, such equipment and software shall be provided by Client, or the costs thereof shall be an Operating Expense (but Famous shall not procure any such equipment or software for Client, except with its prior approval or pursuant to a Final Budget).

         Famous shall maintain such books and records in accordance with generally accepted accounting principles, consistently applied, with respect to the Service and all calculations required hereunder. The books, records and reporting for each of the Memphis Club and Chicago Club shall be kept separate. In the event an expense or charge is shared between the Clubs, Famous shall allocate such charges or expense in a commercially reasonable manner. Client and its authorized representatives shall have the right to examine and/or audit at least annually, at Client's expense, all such books and records and the operating statements prepared pursuant to Section 7.7, either at the Club or at Famous' corporate or accounting offices where such records are regularly kept. Famous agrees to cooperate with such audits and examinations and provide Client with any and all documents reasonably required by Client upon Client's request. In the event that Famous' reports of Deficit or Surplus is incorrect by five (5) percent or more, Famous shall pay all reasonable expenses incurred in any such audit.

         7.10 Accounting Responsibilities. Prior to the Effective Date of this Agreement, the parties hereto agree to meet and discuss and clearly outline the accounting responsibilities of Famous and Client with respect to this Agreement, to the extent such responsibilities are not expressly set forth in this Agreement.

                                    ARTICLE 8
                              FINANCIAL ADJUSTMENT

         8.1 Policy and Practice Changes. Financial terms of this Agreement shall be equitably adjusted from time to time, by mutual agreement of the parties, to reflect any material changes in Gross Sales, Net Sales or Operating Expenses resulting from any changes in Client's policies, practices or service requirements (including changes in the scope of the Service or other services provided by Famous under this Agreement).

         If either party desires to make such an adjustment, it shall be submitted in writing to the other party at least thirty (30) days in advance of its proposed effective date; and it shall be deemed approved if the party receiving such notice does not object in writing within such 30-day period. If the party receiving the notice does timely object, the change shall not be effective without its written approval of an amendment to this Agreement, setting forth such change.

         8.2 Financial Effect of Labor Disputes. If there are any strikes or other labor disturbances affecting the Service operation, financial terms of this Agreement shall be equitably adjusted by mutual agreement of the parties.

                                    ARTICLE 9
                          GENERAL TERMS AND CONDITIONS

         9.1 Taxes.

                  A. Sales and Use Taxes on Customer Revenue. Famous shall bill and collect sales taxes, if applicable, on all meals and services for which it collects revenue from customers under this Agreement. Famous shall bill and collect sales and use taxes, if applicable, on purchases billed to Client. Famous shall prepare and timely file any sales and use tax returns Client is required to file in connection with Famous' sales tax collections hereunder, and shall timely pay all sales and use taxes required to be shown on its sales and use returns.

         If Famous or Client fails to timely pay any sales or use tax it is required to pay hereunder, or timely file any return it is required to file hereunder, it shall indemnify the other party against any liability for such taxes and any interest, penalties and costs (including attorneys fees) relating thereto.

                  B. Other Taxes. If additional sales or use or any other types of taxes, including any applicable taxes on any Deficit or Surplus payments (but excluding any taxes based on net income or any sales or use taxes required to be paid by Famous under the preceding paragraph), are assessed against Famous with respect to the Service operation, Famous shall pay for such assessment and any interest and penalties. Each party shall be responsible for its city, state or federal income taxes (including any franchise taxes based on net income), including any related tax burdens or benefits arising from its operations hereunder. This provision shall survive termination of this Agreement.

         9.2 Compliance with Law.

                  A. General. With respect to its operation of the Service, Famous shall comply with all applicable laws, ordinances, rules and regulations relating to sanitation, safety, health and employment, except as otherwise expressly provided herein. Famous shall obtain, and maintain in good standing at all times, all licenses and permits it is legally required to have in order to perform the Service. It shall be Famous' responsibility to know what licenses and/or permits are required to conduct such business at the Club. Client shall pay all federal, state and local license and permit fees, (including alcoholic beverage license costs); and such fee shall be an Operating Expense.

                  B. Suspension or Revocation of Famous' Licenses. Famous shall provide Client copies of any notice of violation and/or revocation and/or suspension of any license or permit it is required to hold under Section 9.2A, or any violation of Client's liquor license.

                  C. Notice of Violations. Famous shall provide Client with copies of any report, citation or notice to appear, that Famous receives from the local health department, OSHA or any other governmental agency with jurisdiction over health or safety of the Service.

                  D. Liquor Licensing. Client shall own, in its own name, and shall retain exclusive control of the ownership of its liquor license used in connection with the Service and shall pay for the costs associated with such license. Famous agrees to act as the Client's agent in purchasing, inventorying and disbursing alcoholic beverages as part of the Service; and Client agrees to name Famous as its manager on the license.

         9.3 Insurance and Insurable Losses. The parties shall maintain insurance and make reports as follows:

                  A. Comprehensive or Commercial Insurance.

                           (1) Famous Liability Insurance. During the term of
this Agreement, Famous shall maintain Comprehensive or Commercial General Bodily Injury and Property Damage Liability Insurance with a Combined Single Limit of not less than Five Million Dollars ($5,000,000.00) for each occurrence, including, but not limited to, Advertising Liability, Personal Injury Liability, Broad Form Property Damage Liability for Client-owned property, Blanket Contractual Liability, Products Liability and, if Famous owns or leases motor vehicles (or permits its employee to use motor vehicles) in the Service, Auto Liability; in all cases covering the operations and activities of Famous under this Agreement. Responsibility of Famous for loss or damage to Client-owned property under the liability insurance provided by Famous shall be limited to loss or damage caused by negligence, misconduct or other fault for which Famous is responsible; and shall be subject to the waiver of subrogation granted by Client in Section 9.4. Upon Client's request, Famous shall provide Client with a certificate evidencing such policies. The insurance policies shall contain covenants by the issuing company that the policies shall not be canceled without thirty (30) days' prior written notice of cancellation, a copy of which notice shall be provided to Client by the issuing company. Client shall be named as an additional insured under Famous' policies of insurance to the extent Client is entitled to be indemnified pursuant to Section 9.4.

                           (2) Liquor Liability Insurance. Client and Famous
shall both maintain "dram shop" liability insurance coverage against risks resulting from serving alcoholic beverages; and shall name Famous as an additional insured on such coverage.

                           (3) Client's Other Liability Insurance. During the
term of this Agreement, Client shall maintain Comprehensive or Commercial General Bodily Injury and Property Damage Liability Insurance with a Combined Single Limit of not less than Five Million Dollars ($5,000,000.00) for each occurrence, including, but not limited to, Advertising Liability, Personal Injury Liability, Broad Form Property Damage Liability for Client-owned property, Blanket Contractual Liability, Products Liability and, if Client owns or leases motor vehicles (or permits its employee to use motor vehicles), Auto Liability; in all cases covering only the operations and activities of Client, except as otherwise provided in the preceding paragraph (2). Responsibility of Client for loss or damage to any Famous-owned property under the liability insurance provided by Client shall be limited to loss or damage caused by negligence, misconduct or other fault for which Client is responsible and shall be subject to the waiver of subrogation granted by Famous in Section 9.4. Upon Famous' request, Client shall provide Famous with a certificate evidencing such policies. Famous shall be named as an additional insured under Client's policies of insurance to the extent Famous is entitled to be indemnified pursuant to
Section 9.4; and as provided in the preceding paragraph (2).

                  B. Workers' Compensation Insurance. Each party shall maintain workers' compensation coverage as required by state law covering all of such party's employees employed in connection with the Service operation and otherwise.

                  C. Client's Property Insurance. Client shall maintain a system of coverage (either through purchased insurance, self insurance, or a combination thereof) to keep Client's buildings, including the Club, and all property of Client contained therein insured against loss or damage by fire, explosion or other cause normally covered by standard broad form property insurance.

                  D. Reports. Famous shall promptly notify Client and the applicable insurance company of any accidents, injuries, deaths, insurable property losses and any claims relating thereto, that occur in connection with the Service; and shall provide Client with at least quarterly written reports of the status and disposition of any such claims that are not yet satisfied or denied.

                  E. Isaac Hayes Insurance. Isaac Hayes shall be named as an additional insured on all insurance policies that Famous or Client are required to maintain pursuant to this Section 9.3.

         9.4 Indemnity and Waiver of Subrogation. Except as otherwise expressly provided in this Agreement, Famous and Client shall defend, indemnify and hold each other harmless from and against all claims, liability, loss and expense, including reasonable costs, collection expenses, attorneys' fees and court costs that may arise because of the negligence, misconduct or other fault of the indemnifying party, its employees, agents and subcontractors in performance of its obligations under this Agreement or otherwise from a breach of the terms of this Agreement.

                  A. Notwithstanding the foregoing, with respect to liability for fire or explosion, for which the parties maintain a system of insurance coverage on their respective property, each party hereto waives its rights, and the rights of its subsidiaries and affiliates, to recover from the other party hereto and its subsidiaries and affiliates for loss or damage to such party's building, equipment, improvements and other property of every kind and description resulting from fire, explosion or other cause normally covered in standard broad form property insurance policies.

                  B. Limitation on Famous' Liability. Famous shall not be liable or accountable, in damages or otherwise, to Client for any act performed or failure to act by it in good faith, unless such act or failure to act is attributable to fraud, gross negligence, willful misconduct, or material breach of the terms and provisions of this Agreement; provided, however, that Famous shall not be liable or accountable, in damages or otherwise, to Client for any breach of the terms and provisions of this Agreement with respect to which Famous can establish that (i) such act or failure to act was undertaken with due regard for the terms and provisions of this Agreement and (ii) in the reasonable good faith judgment of Famous, such act or failure to act was not a material violation of the terms and provisions of this Agreement.

         9.5 Service Marks of Client. Famous may use all service marks and all proprietary signage and printed materials provided or approved by Client from time to time in connection with Famous' operation of the Service or the Franchise Agreement (collectively, "Client Marks"). Furthermore, the use of such Client Marks in the Service by Famous shall not create any right, title interest, or copyright of Famous in such Client Marks; and Famous agrees that it shall not use such Client Marks in any way beyond the termination of this Agreement, nor otherwise use the Client Marks for any purpose except in Service advertising and promotional materials approved in advance by Client in writing. Client represents that it owns, licenses or otherwise possesses all rights necessary to use the Client Marks in the Service and shall defend, indemnify and hold Famous harmless from and against all claims, liability, loss and expense, including reasonable costs, collection expenses, attorneys' fees and court costs that may arise because of any alleged or actual infringement of any rights of third parties by Famous' use of the Client Marks in the Service or otherwise, except to the extent such claims or loss are a result of Famous' fraud, gross negligence or willful misconduct.

         In the event of any breach of this Section 9.5 by Famous, Client shall be entitled to equitable relief, including an injunction or specific performance, in addition to all other remedies otherwise available. This provision shall survive termination of this Agreement.

         9.6 Confidentiality. Famous and Client agree that this Agreement contains confidential and propriety information. Except as required by law, or requested by the liquor licensing authorities or the Securities and Exchange Commission, this Agreement shall not be disseminated nor its material terms disclosed by either party to any third parties, except to each party's employees, agents, attorneys and accountants with a need to know its contents, or with the advance written consent of the other party. This provision shall survive termination of this Agreement.

         9.7 Remedies and Limitations.

                  A. General. If a party breaches its obligations under this Agreement, the other party, in addition to the termination remedies set forth in
Section 4 or elsewhere in this Article 9, shall have the right, subject to the limitations of Section 9.7B, to sue for damages directly caused by such breach and to seek appropriate injunctive or other equitable relief in connection with any breach that may continue in the future, if otherwise permitted under this Agreement or applicable law.

                  B. Limitations. The provisions of Section 9.7A are subject to the following limitations:

                           (1) No party may recover punitive damages related to
performance or non-performance under this Agreement;

                           (2) No party may recover damages resulting from loss
of reputation or for goodwill or other incidental or consequential damages;

                           (3) No party may recover lost future profits or other
lost profits other than those that directly, proximately and immediately arise out of the particular breach; and

                           (4) No party may recover any damages that the
breaching party can show could have been mitigated if the non-defaulting party had taken reasonable steps to do so.

                  C. Attorneys' Fees. If Client or Famous commences or engages in any action by or against the other party arising out of or in connection with this Agreement, the party that does not prevail in such action shall be responsible for payment of the reasonable attorneys' fees and other costs incurred by both parties in connection with the action, preparation for such action, any appeals relating thereto and enforcement of any judgments rendered in connection therewith.

                 D. Operation of the Club. Famous agrees that Client shall have no obligation to Famous to continue to operate the Club or any portion thereof for the benefit of Famous. Notwithstanding any other provision of this Agreement, the closure, whether temporary or permanent, of all or any portion of the Club, or related appurtenances, which closure continues for a period of ten
(10) days by Client or any third party ("Closure") shall not constitute a breach of this Agreement by Client; provided, however, that no Closure may be intended to and shall not result in the substitution of Client or any third party as provider of Service at the Club in lieu of Famous. In the event of any permanent and total Closure of the Club, this Agreement shall automatically terminate and, in the event of any other Closure, either Famous or Client shall have the right, but not the obligation, to terminate this Agreement. In the event of any termination of this Agreement as a result of a Closure, Famous shall be entitled to at least one hundred twenty days prior notice; and the other remedies set forth in Section 4. During any temporary Closure of the Club, Famous may suspend its obligation under this Agreement to provide Service. In the event of any partial Closure of the Club, Famous may reduce the level of Service as may be appropriate in connection with such partial Closure.

         9.8 Restriction on Assignment. Neither party shall have the right to assign, transfer or convey this Agreement or any rights or obligations hereunder without the prior written consent of the Client, except that Famous may, without prior approval and without being released from any of its responsibilities hereunder, assign this Agreement to any affiliate or wholly-owned subsidiary of Famous and famous may subcontract duties hereunder. Famous may assign this Agreement upon the merger, consolidation or sale transferring substantially all of its assets, provided such transferee agrees in writing to all the terms set forth in the Agreement.

         9.9 Notice. Any notice or communication required or permitted to be given hereunder shall be in writing and served personally, delivered by facsimile, courier or sent by United States certified mail, postage prepaid with return receipt requested, addressed to the other party as follows:

         To Client:          FUMUME, LLC
                             7657 Anagram Drive
                             Eden Prairie, MN 55344
                             Attention: Martin O'Dowd

         With a copy to:

                             Lifestyle Ventures, LLC
                             119 South Main, Suite 600
                             Memphis, TN 38103
                             Attention: Kerissa Hollis

         With a copy to:
                             H&H Holding Company, LLC
                             c/o Isaac L. Hayes, 444 Washington Blvd. Apt 2122 Jersey City, NJ 07310

         To Famous:          Famous Dave's Ribs-U, Inc.
                             7657 Anagram Drive
                             Eden Prairie, MN 55344
                             Attention: Martin O'Dowd

or to such other persons or places as either of the parties may hereafter designate in writing. All such notices shall be effective when received or refused.

         9.10 Governing Law; Arbitration. The internal law of the State of Minnesota, without regard to conflicts of laws principles, will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. Any dispute between Client and Famous under this Agreement shall be resolved by arbitration by an arbitrator selected under the rules of the American Arbitration Association. The exclusive venue for any such arbitration shall be as follows: (i) if Client commences any arbitration then such arbitration shall take place in Minneapolis, Minnesota, (ii) if Famous commences any arbitration then such arbitration shall take place in Memphis, Tennessee. Client and Famous shall each be entitled to present evidence and argument to the arbitrator. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his determination, and shall furnish to each party a signed copy of such determination.

         9.11 Catastrophe. Neither Famous nor Client shall be liable for failure to perform its respective obligations hereunder when such failure is caused by fire, explosion, water, act of God, civil disorder or disturbance, strikes, vandalism, war, sabotage, weather and energy related closings, governmental rules or regulations, failure of third parties to perform their obligations with respect to the Service operation, or like causes beyond the reasonable control of such party, or for real or personal property destroyed or damaged due to such causes.

         9.12 Construction and Effect. A waiver of any failure to perform under this Agreement shall neither be construed as nor constitute a waiver of any subsequent failure. The article, section and paragraph headings used herein are used solely for convenience and shall not be deemed to limit the subject of those articles, sections or paragraphs, or be considered in their interpretation. Any exhibits referred to herein are made a part of this Agreement by reference, provided that in the event of a conflict between the terms of such exhibit or any other document incorporated herein, and the terms of this Agreement, the terms of this Agreement shall govern. This Agreement may be executed in several counterparts, each of which shall be deemed an original.

         9.13 Waiver of Jury Trial. Famous and Client hereby waive their rights to trial by jury with respect to any dispute or litigation between them arising under or related to this Agreement.

         9.14 Amendments to Agreement. This Agreement contains all agreements of the parties with respect to matters covered herein, superseding any prior agreements. All provisions of this Agreement shall remain in effect throughout the term hereof unless the parties agree, in a written document signed by an authorized signatory of both parties, to amend, add or delete any provision.

         9.15 Further Acts. Each party agrees to perform any further acts and to execute, acknowledge and deliver any documents, which may be reasonably necessary to carry out the provisions of this Agreement.

         9.16 Good Faith. Both parties shall cooperate in the implementation of the provisions of this Agreement in a spirit of good faith and fair dealing, so as not to defeat the rights of the parties as set forth herein. Both parties further agree that any consent or approval required hereunder shall be given or withheld on a reasonable and timely basis unless otherwise stated to the contrary in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Effective Date.



                                   FUMUME, LLC
                                   Lifestyle Ventures, LLC, Member
                                   By:  /s/ Andrew Revella
                                   Name (printed): Andrew Revella
                                   Title: President and Chief Manager
                                   Signature Date: 6/15/01



                                   FUMUME II, LLC
                                   Lifestyle Ventures, LLC, Member
                                   By:  /s/ Andrew Revella
                                   Name (printed): Andrew Revella
                                   Title: President and Chief Manager
                                   Signature Date: 6/15/01



                                   FUMUME III, LLC
                                   Lifestyle Ventures, LLC, Member
                                   By:  /s/ Andrew Revella
                                   Name (printed): Andrew Revella
                                   Title: President and Chief Manager
                                   Signature Date: 6/15/01



                                   FAMOUS DAVE'S RIBS-U, INC.

                                   By:  /s/ Martin J. O'Dowd
                                   Name (printed):  Martin J. O'Dowd
                                   Title:  Pres/CEO
                                   Signature Date: 5/31/02